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                                                                  Exhibit 99.1
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SOLUTIA INC. LOGO               NEWS

                                           SOLUTIA INC.
                                           575 Maryville Centre Drive
                                           St. Louis, Missouri 63141

                                           P.O. Box 66760
  FOR IMMEDIATE RELEASE                    St. Louis, Missouri 63166-6760
                                           Tel 314-674-1000
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                                    Contact: Liesl M. Livingston (314)674-7777



                       SOLUTIA ANNOUNCES SPECIAL CHARGES;
                          CONFIRMS 4TH QUARTER FORECAST

o SPECIAL CHARGES IN THE RANGE OF $90 TO $100 MILLION AFTER-TAX TO BE TAKEN IN THE FOURTH QUARTER, INCLUDING THE PREVIOUSLY ANNOUNCED RESTRUCTURING CHARGE TO CEASE PRODUCTION AT THE ASTARIS POCATELLO FACILITY.

o EXCLUDING SPECIAL CHARGES, THE COMPANY EXPECTS TO REPORT A MODEST LOSS IN THE FOURTH QUARTER OF 2001 IN THE RANGE OF $0.05 TO $0.08 PER SHARE.


         ST. LOUIS, December 19, 2001 - Solutia Inc. (NYSE:SOI) announced today that it will record after-tax charges in the range of $90 to $100 million in the fourth quarter of 2001 principally to cover its share of restructuring costs at its Astaris and Flexsys joint ventures, to increase environmental and self-insurance reserves, to cover additional severance costs associated with its $100 million cost reduction initiative in 2001 and to write off certain non-performing assets.

         Approximately $50 million of the after-tax charges represent Solutia's share of the costs associated with restructuring actions at Astaris, LLC, a 50/50 joint venture between Solutia and FMC Corporation, and at Flexsys, L. P., a 50/50 joint venture between Solutia and Akzo Nobel
N. V. The restructuring charges at Astaris include the previously announced costs to cease production at its elemental phosphorus production facility in Pocatello, Idaho.

         Approximately $30 million of the after-tax charges will cover estimated costs for remedial environmental work arising from recently completed agreements with the U.S. Environmental Protection Agency and to increase the company's self-insurance reserves. The company's annual cash spend for environmental remediation and litigation activities is not expected to change.


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         Approximately $5 million of the after-tax charges are for
additional severance costs associated with the company's $100 million cost reduction initiative in 2001. Solutia's Chairman and CEO, John Hunter said, "In anticipation of a prolonged economic downturn, we have aggressively reduced our permanent and contract workforce through a combination of involuntary severance actions and normal attrition. These actions provide a sustainable and improved cost structure which will make Solutia a stronger company in the future."

         The remainder of the after-tax charges primarily represents the costs to write-off certain non-performing and non-strategic assets.

FOURTH QUARTER OUTLOOK
         The company continues to be negatively affected by the global economic slowdown. As expected, weak North American demand and deterioration of economic activity in Europe and Asia are having a significant impact on Solutia's fourth quarter earnings. Consistent with previous guidance, the company anticipates a modest earnings per share loss in the fourth quarter, in the range of $0.05 to $0.08, excluding special charges.

FORWARD LOOKING STATEMENT
         This press release contains forward-looking statements regarding Solutia's future revenue and earnings capability. Those statements are based on current expectations, but actual results may differ materially, depending on such important factors as world economic conditions, competitive pressures, exposure to the costs of environmental remediation and litigation, changes in U.S. and foreign laws and regulations, raw material and energy pricing, currency fluctuations and other factors identified in Solutia's Annual Report on Form 10-K for the period ended December 31, 2000, and the Quarterly Report, Form 10-Q, for the period ended September 30, 2001. These reports are filed with the U.S. Securities and Exchange Commission and can be accessed through Solutia's Internet site at http://solutia.com in the Investors section.
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CORPORATE PROFILE
         Solutia (http://www.Solutia.com) uses world-class skills in applied chemistry to create value-added solutions for customers, whose products improve the lives of consumers every day. Solutia is a world leader in performance films for laminated safety glass and after-market


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applications; resins and additives for high-value coatings; process development and scale-up services for pharmaceutical fine chemicals; specialties such as water treatment chemicals, heat transfer fluids and aviation hydraulic fluid and an integrated family of nylon products including high-performance polymers and fibers.

         Solutia ... Solutions For A Better life.




                                    -oOo-



Source: Solutia Inc.
St. Louis
121901